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                                                                    Exhibit 99.1


                      Adopted by directors on December 15, 1988
                      Approved by shareholders on May 18, 1989
                      Amended by directors on March 17, 1993
                      Approved by shareholders on May 21, 1993
                      Amended and restated by directors on August 25, 1994 Adopted by shareholders on December 12, 1994
                      Amended by directors on March 14, 1996
                      Adopted by shareholders on May 16, 1996
                      Restated to reflect 2:1 stock split of the General Stock
                         on July 25, 1996
                      Amended by directors on January 30, 1997
                      Amended by directors on April 7, 1997
                      Adopted by shareholders on May 29, 1997
                      Adopted by shareholders on June 12, 1997


                               GENZYME CORPORATION


                         1988 DIRECTOR STOCK OPTION PLAN


         This 1988 Director Stock Option Plan dated December 15, 1988 (the "Plan") governs options to purchase common stock, $0.01 par value ("Common Stock") of Genzyme Corporation (the "Company") granted on or after the date hereof by the Company to members of the Board of Directors of the Company who are not also officers or employees of the Company. The purpose of the Plan is to attract and retain qualified persons to serve as Directors of the Company and to encourage ownership of stock of the Company by such Directors so as to provide additional incentives to promote the success of the Company.

         1.       ADMINISTRATION OF THE PLAN.

                  Grants of stock options under the Plan shall be automatic as provided in Section 6. However, all questions of interpretation with respect to the Plan and options granted under it shall be determined by a committee consisting of all Directors of the Company who are not eligible to participate in the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

         2.       PERSONS ELIGIBLE TO PARTICIPATE IN THE PLAN.

                  Members of the Board of Directors of the Company (the "Board") who are not also officers or employees of the Company shall be eligible to participate in the Plan.

         3.       SHARES SUBJECT TO THE PLAN.


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                  (a)  The aggregate number of shares of each class of Common
Stock which may be optioned under this plan is 233,600 shares of Genzyme General Division Common Stock ("GGD Stock"), 100,000 shares of Genzyme Tissue Repair Division Common Stock ("GTR Stock"), and 70,000 shares of Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). A reference to a class of common stock also means each separate series of a single class. In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change relating to the Common Stock, the maximum aggregate number and kind of shares or securities of the Company as to which options may be granted under this Plan and as to which options then outstanding shall be exercisable, and the option price of such options, shall be appropriately adjusted by the Board (whose determination shall be conclusive) so as to preserve the value of the option.

                  (b) In the event of a consolidation or merger of the Company with another corporation where the Company's stockholders do not own a majority in interest of the surviving or resulting corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, any deferred exercise period shall be automatically accelerated and each holder of an outstanding option shall be entitled to receive upon exercise and payment in accordance with the terms of the option the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of shares of Common Stock purchasable under his or her option or, if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Board may upon written notice to each holder of an outstanding option or right provide that such option or right shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised.

                  (c) Whenever options under this Plan lapse or terminate or otherwise become unexercisable the shares of Common Stock which were subject to such options may again be subjected to options under this Plan. The Company shall at all times while this Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Plan.

         4.       NON-STATUTORY STOCK OPTIONS

                  All options granted under this Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         5.       FORM OF OPTIONS

                  Options granted hereunder shall be in substantially the form of the attached Exhibit A or in such other form as the Board may from time to time determine.

         6.       GRANT OF OPTIONS AND OPTION TERMS.


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                  (a)  INITIAL GRANT OF GGD STOCK OPTIONS. Upon the original adoption of this Plan by the Board of Directors of the Company, initial options to purchase GGD Stock were automatically granted to the following Directors in the amounts set forth opposite their respective names, giving effect to the 2:1 stock split of the GGD Stock on July 25, 1996:

                       NAME OF DIRECTOR                   NUMBER OF SHARES
                       ----------------                   ----------------
                  Constantine E. Anagnostopoulos               4,000
                  Charles L. Cooney                            8,000
                  Eileen M. More                               4,000
                  Henry R. Lewis                               8,000
                  Douglas A. Berthiaume                        4,000

                  (b) INITIAL GRANT OF GTR STOCK OPTIONS. Upon the effective date of the Company's acquisition of BioSurface Technology, Inc., initial options to purchase 5,000 shares of GTR Stock were automatically granted to each Director then in office who is not also an officer or employee of the Company.

                  (c) INITIAL GRANT OF GMO STOCK OPTIONS. Upon the effective date of the Company's acquisition of PharmaGenics, Inc., initial options to purchase 2,700 shares of GMO Stock were automatically granted to each Director then in office who is not also an officer or employee of the Company.

                  (d) AUTOMATIC GRANT OF OPTIONS. At each annual meeting of the stockholders of the Company, those Directors to be elected or re-elected at that meeting who are eligible to receive options under the Plan shall automatically be granted, for each year of the term of office to which they are elected, options to purchase (i) 4,000 shares of GGD Stock, (ii) a number of shares of GTR Stock equal to 1,000 times a fraction, the numerator of which is the Fair Market Value of the GGD Stock and the denominator of which is the Fair Market Value of the GTR Stock, and (iii) a number of shares of GMO Stock equal to 1,000 times a fraction, the numerator of which is the Fair Market Value of the GGD Stock and the denominator of which is the Fair Market Value of the GMO Stock. In addition, upon the election of an eligible Director under the Plan other than at an annual meeting of stockholders (whether by the Board of Directors or the stockholders and whether to fill a vacancy or otherwise), such Director shall automatically be granted options to purchase the number of shares of GGD Stock, GTR Stock and GMO Stock described in the preceding sentence for each year or portion thereof of the term of office to which he or she is elected. The "Date of Grant" for options granted under this Plan shall be (i) the date this Plan is initially adopted by the Board of Directors for the initial options to purchase GGD Stock, (ii) the effective date of the Company's acquisition of BioSurface Technology, Inc. for the initial options to purchase GTR Stock, (iii) the effective date of the Company's acquisition of PharmaGenics, Inc. for the initial options to purchase GMO Stock and (iv) the date of election or re-election as a Director, as the case may be, for all subsequent options. No options shall be granted hereunder after ten years from the date on which this Plan was initially approved and adopted by the Board of Directors. As used herein, "Fair Market Value" for each class of the Common Stock shall mean the last sale price for such class as reported by the National Association of Securities Dealers Automated Quotations National Market System on the Date of Grant of such options.


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                  (e)  OPTION PRICE. The option price for each option granted under this Plan shall equal to the Fair Market Value of the class of common stock with respect to which the option is exercisable.

                  (f) TERM OF OPTION. The term of each option granted under this Plan shall be ten years from the Date of Grant.

                  (g)  PERIOD OF EXERCISE.

                       (i) Options to purchase GGD Stock initially granted upon adoption of this Plan by the Board of Directors became exercisable with respect to the number of shares indicated below on the date of the annual meetings of stockholders of the Company set forth opposite the number of shares (giving effect to the 2:1 stock split of the GGD Stock on July 25, 1996) if and only if the option holder was a member of the Board of Directors of the Company at the opening of business on that date:

         NAME OF DIRECTOR             NUMBER OF SHARES            ANNUAL MEETING
         ----------------             ----------------            --------------
Constantine E. Anagnostopoulos              4,000                      1990
Charles L. Cooney                           4,000                      1989
Charles L. Cooney                           4,000                      1990
Eileen M. Moore                             4,000                      1989
Henry R. Lewis                              4,000                      1990
Henry R. Lewis                              4,000                      1991
Douglas A. Berthiaume                       4,000                      1989

                       (ii) Options to purchase GTR Stock initially granted upon the effective date of the Company's acquisition of BioSurface Technology, Inc. were exercisable in full on their Date of Grant.

                       (iii) Options to purchase GMO Stock initially granted upon the effective date of the Company's acquisition of PharmaGenics, Inc. were exercisable in full on their Date of Grant.

                       (iv) Options granted under this Plan at an annual meeting of stockholders shall become exercisable with respect to one-third of the total number of shares of each class of Common Stock on the date of each annual meeting of stockholders following their Date of Grant, if and only if the option holder is a member of the Board of Directors of the Company at the opening of business on that date (for example, if options to purchase a total of 12,000 shares of GGD Stock and 1,500 shares of GTR Stock are granted to a Director at the 1998 annual meeting, the options will become exercisable with respect to 4,000 shares of GGD Stock, 500 shares of GTR Stock and 500 shares of GMO Stock at each of the 1999, 2000 and 2001 annual meetings). Directors holding exercisable options under this Plan who cease to serve as members of the Board of Directors of the Company may, during their lifetime, exercise the rights they had under such options at the time they ceased being a Director for the full unexpired term of such option. Upon the death of a Director, those entitled to do so under the Director's will or the laws of descent and distribution shall have the right, at any time within twelve


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months after the date of death, to exercise in whole or in part any rights which were available to the Director at the time of his or her death. Options granted under the Plan shall terminate, and no rights thereunder may be exercised, after the expiration of the applicable exercise period. Notwithstanding the foregoing provisions of this section, no rights under any options may be exercised after the expiration of ten years from their Date of Grant.

                  (h) METHOD OF EXERCISE AND PAYMENT. Options may be exercised only by written notice to the Company at its head office accompanied by payment of the full option price for the shares of Stock as to which they are exercised. The option price shall be paid in cash or by check. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for the number of shares as to which the exercise is made.

                  (i) NON-TRANSFERABILITY. Options granted under this Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by him or her.

         7.       LIMITATION OF RIGHTS.

                  (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an option or any other action taken pursuant to the Plan, shall constitute an agreement or understanding, express or implied, that the Company will retain an optionee as a Director for any period of time or at any particular rate of compensation.

                  (b) NO STOCKHOLDERS' RIGHTS FOR OPTIONS. Directors shall have no rights as a stockholder with respect to the shares covered by their options until the date they exercise such options and pay the option price to the Company, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such option is exercised and paid for.

         8.       AMENDMENT OR TERMINATION.

                  The Company's Board may amend or terminate this Plan at any time, provided that (i) an increase of the aggregate number of shares of GGD Stock, GTR Stock or GMO Stock which may be optioned under this Plan (except as permitted by Section 2 of the Plan), (ii) material modification of the requirements as to eligibility for participation under this Plan, and (iii) a material increase in benefits to participants under this Plan are subject to approval by stockholders of the Company within 12 months from the date of such amendment by the affirmative vote of the holders of a majority of the shares of Stock of the Company present, or represented and entitled to vote at a meeting duly held in accordance with the laws of Massachusetts. In the event such approval is not obtained, options granted subsequent to any such amendment shall not be entitled to the benefit thereof, or if the amendment increases the aggregate number of shares of the Company which may be optioned under this plan and sufficient shares are not otherwise available under this Plan, shall be void and without effect.


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